Exhibit 99.1

BERKSHIRE HILLS REPORTS IMPROVED FOURTH QUARTER RESULTS;

SETS ANNUAL MEETING DATE

BOSTON, January 20, 2022 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported that fourth quarter earnings per share (EPS) increased year-over-year by 40% to $0.42 in 2021, and by 50% to $0.42 on an adjusted non-GAAP basis. For the year 2021, Berkshire reported EPS of $2.39, or $1.69 on an adjusted basis, compared to a 2020 loss of ($10.60), or a $0.60 profit, on an adjusted basis.

Results for the quarter and full year 2021 demonstrate strong improvement over the prior year and a solid start to Berkshire’s Exciting Strategic Transformation (BEST) plan that is targeted to significantly improve stakeholder value while making Berkshire the leading socially responsible Community Bank in New England and beyond.

FOURTH QUARTER FINANCIAL HIGHLIGHTS (Comparisons are to the prior year unless otherwise stated; non-GAAP measures are reconciled on pages F-9 and F-10).

•	4% increase in non-interest income excluding gains/losses
o	18% increase excluding insurance operations sold in 2021
•	1% increase in commercial loans quarter-over-quarter
o	4% increase in commercial and industrial loans
•	Total loans stable quarter-over-quarter; up 0.5% before non-strategic run-off
•	45% decrease in non-performing assets, measuring 0.32% of total year-end assets
•	$3 million benefit to the credit loss provision due to a release of the credit loss allowance
•	71% reduction in wholesale funding to 3% of assets (period-end balance)
•	Cost of deposits down year-over-year to 0.19% from 0.47%

CEO Nitin Mhatre stated, “We posted commercial portfolio loan growth during the quarter and our fee income demonstrated strong year-over-year momentum across most business lines. We announced and executed several initiatives in the most recent quarter which are targeted to strengthen our franchise and further improve our future operating results as part of our BEST plan. Berkshire continued to hire strong new talent in our SBA lending, wealth management and private banking divisions, and enhanced our business banking and MyBanker teams as well. Our Board of Directors was joined by former banking executive and digital, financial and risk expert Nina Charnley. Berkshire expanded its consumer lending solutions, providing more convenient and affordable access to consumers in its markets. The Bank also expanded its wealth management offerings with a suite of mission-aligned socially responsible investing portfolios and is already seeing some early success.”

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Mr. Mhatre concluded, “We’re pleased with the strong year-over-year improvement in net profit and are tracking ahead of our BEST plan financial targets. Berkshire Bank’s strong liquidity and capital positions it well for higher expected interest rates and planned business growth in 2022. I thank our Berkshire team for its commitment to exceptional service to our customers and markets, its dedication to community comeback, and for making our Company an award-winning workplace and outstanding corporate citizen. We’re pleased that our shareholders have benefited from our endeavors as our share price has reached a nearly two year high and appreciated at about twice the growth rate of peers in 2021. Also, we announced yesterday that our Board has authorized a share repurchase up to $140 million in total cost and we’re targeting further benefit to our shareholders from this plan in 2022.”

ANNUAL MEETING

The Board of Directors determined that the Annual Meeting of Shareholders will be held at 10:00 a.m. on Wednesday, May 18, 2022 and may be convened as a virtual meeting. The date of Friday, March 25, 2022 was established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Further information about the annual meeting will be available in early April at the Company’s website at ir.berkshirebank.com.

RESULTS OF OPERATIONS

Earnings: Fourth quarter GAAP earnings per share increased to $0.42 in 2021 from $0.30 in 2020, and decreased from $1.31 in the third quarter of 2021. Berkshire’s non-GAAP measure of fourth quarter adjusted EPS was also $0.42 in 2021, which was a 50% increase year-over-year primarily due to a benefit to the loan loss provision reflecting improved credit performance in 2021. Adjusted EPS decreased 21% quarter-over-quarter reflecting changes in revenue mix as the Company is investing in new revenue generating sources targeted to benefit future periods. Fourth quarter return on equity increased year-over-year to 6.9% in 2021, and adjusted return on tangible common equity improved to 7.3%. These results included the benefit of the repurchase of 5% of outstanding shares during 2021.

Revenue: Fourth quarter revenue decreased year-over-year and quarter-over-quarter reflecting low interest rates and constrained customer demand during the ongoing pandemic. By accumulating lower yielding short term investments, the Company accepted lower 2021 revenues and is positioned to benefit from projected stronger loan demand and higher interest rates in 2022. Fourth quarter net interest income decreased 8% year-over-year and 3% quarter-over-quarter, reflecting both volume and margin changes, as well as the sale of the Company’s Mid-Atlantic branch operations. The fourth quarter 2021 net interest margin was 2.60%, compared to 2.56% in the linked quarter, and reflected the benefit of the reduction in higher cost wholesale funding and the roll-down in the cost of maturing retail time deposits.

Non-interest income excluding gains/losses increased by 4% year-over-year, and by 18% excluding insurance operations sold in 2021, including 1% growth of this measure quarter-over-quarter. Most ongoing categories of quarterly fee income increased year-over-year, despite the sale of the Mid-Atlantic branch operations. SBA lending revenue climbed again to $5.8 million, marking the third straight quarter of record revenues for this business line. Full year SBA lending non-interest revenue was a record $21 million. Wealth management revenue increased 10% year-over-year, totaling $2.6 million for the quarter. In recent months, the Company has recruited seasoned bankers to support ongoing growth in both of these business lines.

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Provision for Credit Losses on Loans: Berkshire recorded a $3 million benefit to the fourth quarter provision, compared to a charge of $10 million in the fourth quarter of 2020 and a benefit of $4 million in the linked quarter. This resulted from a $7 million release of the credit loss allowance net of $4 million in net loan charge-offs. The Company also utilizes the non-GAAP financial measure of Pre-tax Pre-Provision Net Revenue (“PPNR”) to evaluate the results of operations before the impact of the provision and tax expense. PPNR measured $21 million in the most recent quarter.

Expense: Fourth quarter 2021 non-interest expense totaled $69 million, decreasing by 3% year-over-year and measuring flat quarter-over-quarter. Procurement initiatives have been deployed across the company, contributing to lower expenses for occupancy and professional services. Growth in compensation and technology costs include the impacts of frontline banker hires and digital initiatives. Full time equivalent staff totaled 1,319 positions at period-end, compared to 1,505 positions at the start of the year. The effective tax rate was 17% in the final quarter of 2021, and the tax rate was 20% for the full year 2021 including the impact of higher taxable income from third quarter sale gains. Tax credit investments provided $0.01 in EPS benefit in the most recent quarter, net of the related amortization recorded to non-interest income. This was unchanged from the prior quarter.

BALANCE SHEET (references are to period-end balances unless otherwise stated)

Summary: Assets totaled $11.6 billion at year-end 2021. Total assets decreased by 10% year-over-year due primarily to the sale of the Mid-Atlantic branch operations and expected repayments of SBA guaranteed commercial Paycheck Protection Program (“PPP”) loans. In the fourth quarter, liquidity was used to increase the investment securities portfolio and further reduce higher cost wholesale funds sources. Short-term investments remained elevated at 13% of total assets at year-end, positioning the bank to benefit from expected increases in interest rates. Capital metrics also remained elevated, with tangible equity measuring 10.0% of total year-end tangible assets. The Company’s strong capital and liquidity position it for future targeted loan growth and capital distributions which are integral elements of its BEST strategic plan.

Loans: Period-end loans were stable in the fourth quarter of 2021, as 1% growth in commercial balances offset 4% decreases in residential mortgage and consumer loan balances. Commercial and industrial loan balances grew 4%, including strong growth in asset-based lending. Quarterly results were net of runoff in targeted portfolios. For the year, loans decreased by 16%, including run-off in targeted portfolios consisting of a $603 million decrease in PPP loans, a $112 million decrease in indirect auto loans, and a $158 million decrease in commercial loans in COVID-sensitive industries. This accounted for approximately half of the full year decline in loan balances. Much of the remaining decline was due to runoff of residential mortgages which were not replaced in the low yield environment during the year. The Company has expanded its commercial and business banking teams and is developing new sourcing channels for residential mortgages and consumer loans in its markets to support planned loan growth in 2022.

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Asset Quality: Asset quality metrics remained favorable and improving in the most recent quarter. Non-accruing loans decreased year-over-year by 46% to $35 million, measuring 0.52% of total loans at year-end 2021. Annualized fourth quarter net loan charge-offs measured 0.23%, compared to 0.80% in 2020. Total delinquent and non-accruing loans decreased 15% year-over-year, measuring 1.15% of total year-end 2021 loans. The allowance for credit losses on loans decreased quarter-over-quarter by $7 million, measuring 1.55% of total loans, which was a decrease from 1.65% in the linked quarter.

Deposits and Borrowings: Period-end total deposits decreased by 1% year-over-year and 3% quarter-over-quarter. Excluding brokered deposits, total deposits increased by 2% year-over-year and decreased 2% quarter-over-quarter as businesses used liquidity near year-end. The Bank has been running off brokered deposits, which decreased by $383 million and $89 million year-over-year and quarter-over-quarter, respectively. Full year-deposit activity resulted in a shift in mix towards non-interest-bearing deposits, which increased 21% year-over-year and represented 30% of total year-end balances. The fourth quarter deposit mix shifted from NOW accounts to money market accounts due to year-end calendar timing related to payroll deposits. Higher cost wholesale funds, consisting of brokered deposits and borrowings, decreased by 71% year-over-year and 21% quarter-over-quarter. Wholesale funds totaled $339 million at year-end 2021 and all other time deposits totaled $1.45 billion. The Company targets to further lower funding costs as most of these higher cost balances mature in 2022.

Equity: Capital metrics improved in 2021, with tangible common shareholders’ equity/tangible assets increasing to 10.0% at year-end. During the second and third quarters of 2021, Berkshire repurchased approximately 5% of outstanding shares, which decreased to 48.7 million at year-end 2021 from 50.8 million at the prior year-end. For the year 2021, book value per share increased by 4% to $24.30, and the non-GAAP measure of tangible book value per share also increased by 4% to $23.69.

ESG & CORPORATE RESPONSIBILITY UPDATE

Berkshire Bank is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being the top-performing, leading socially responsible community bank in New England and beyond. Learn more about the steps Berkshire is taking at berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Progress on the BEST Community Comeback: Berkshire previously announced its "BEST Community Comeback", an aggressive ESG and community commitment to fuel resilience and strengthen local economies. The multi-year plan focuses on four key areas: fueling small businesses, community financing and philanthropy, financial access and empowerment, and funding environmental sustainability. As a result of the collective efforts of its employees, Berkshire is showing early progress and momentum towards achievement of its goals. The Company helped more than 180,000 individuals through its financial wellness programming and increased its use of renewable electricity to 83%. Additional information can be found at berkshirebank.com/comeback.

•	Enhancing ESG Oversight: Berkshire continued to enhance its oversight of Environmental, Social and Governance matters by adding an ESG Committee, chaired by its SVP, Corporate Responsibility & Communications and including members of its executive management team. The committee complements its existing comprehensive management committee structure and provides an additional layer of oversight to its enterprise-wide ESG and Corporate Responsibility program.

•	Current ESG Performance: The Company continued to improve its Environmental, Social and Governance (ESG) ratings, generally outperforming peers and moving into the top-quartile for ESG performance, one of its five major BEST targets. As of December 31, 2021 the Company received ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 3, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 47.81. The Company also received an improved rating from Sustainalytics.

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INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Thursday, January 20, 2022 to discuss results for the quarter and provide guidance about expected future results. The Company will also post an investor presentation at its website at ir.berkshirebank.com with additional financial information and other information about the quarter.

Participants are encouraged to pre-register for the conference call using the following link:

https://www.incommglobalevents.com/registration/q4inc/9598/berkshire-hills-bancorp-q4-earnings-release-conference-call/

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email.

Additionally, participants may reach the registration link and access the webcast by logging in through the investor relations section of Berkshire’s website at ir.berkshirebank.com. Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 844-200-6205 and using participant access code: 738511. Participants are requested to dial-in a few minutes before the scheduled start of the call.

A telephone replay of the call will be available for one week by dialing 866-813-9403 and using access code:  198914. The webcast will be available on Berkshire’s website for an extended period of time

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates 106 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

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FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, other gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2020, the Company recorded a full impairment of its goodwill and exited its discontinued national mortgage banking operations. Other adjusted expense in 2020 was primarily related to costs of the separation with the former CEO, as well as consulting for the CEO succession process. A 2020 adjusted gain was recognized on the sale of a specialty commercial insurance business line. In 2021, the Company recorded a third quarter net gain of $52 million on the sale of the Company’s insurance subsidiary and the Mid-Atlantic branch operations. Expense adjustments in the first quarter 2021 were primarily related to branch consolidations. Third quarter 2021 adjustments included Federal Home Loan Bank borrowings prepayment costs. They also included other restructuring charges for efficiency initiatives in operations areas including writedowns on real estate moved to held for sale and severance related to staff reductions. The fourth quarter 2021 revenue adjustment was primarily related to trailing revenue on a previously reported sale, and the expense adjustment was due primarily to branch restructuring costs.

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The Company utilizes Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates Adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Culture
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

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TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Operations
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

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SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

		At or for the Quarters Ended (1)
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
	2020	2021	2021	2021	2021
NOMINAL AND PER SHARE DATA
Net earnings per common share, diluted	$0.30	$0.26	$0.43	$1.31	$0.42
Adjusted earnings per common share, diluted (2)	0.28	0.32	0.44	0.53	0.42
Net income, (thousands)	15,009	13,031	21,636	63,749	20,248
Adjusted net income, (thousands) (2)	14,062	16,015	22,104	25,695	20,172
Total common shares outstanding, period-end (thousands)	50,833	50,988	50,453	48,657	48,667
Average diluted shares, (thousands)	50,355	50,565	50,608	48,744	48,340
Total book value per common share, (end of period)	23.37	23.05	23.30	24.21	24.30
Tangible book value per common share, (end of period) (2)	22.68	22.39	22.66	23.58	23.69
Dividends per common share	0.12	0.12	0.12	0.12	0.12
Full-time equivalent staff, continuing operations	1,505	1,467	1,417	1,333	1,319

PERFORMANCE RATIOS (3)
Return on equity	5.22%	4.50%	7.37%	22.18%	6.86%
Adjusted return on equity (2)	4.89	5.53	7.53	8.94	6.83
Return on tangible common equity (2)	5.85	4.98	7.92	23.14	7.37
Adjusted return on tangible common equity (2)	5.50	6.04	8.08	9.53	7.34
Return on assets	0.48	0.42	0.70	2.14	0.71
Adjusted return on assets (2)	0.45	0.51	0.71	0.86	0.71
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.61	2.62	2.62	2.56	2.60
Efficiency ratio (2)	71.03	71.32	67.82	68.76	71.98

FINANCIAL DATA (in millions, end of period)
Total assets	$12,838	$12,757	$12,273	$11,846	$11,555
Total earning assets	12,090	12,071	11,571	11,145	10,899
Total loans	8,082	7,659	7,233	6,836	6,826
Total deposits	10,216	10,244	9,914	10,365	10,069
Loans/deposits (%)	79%	75%	73%	66%	68%
Total shareholders' equity	$1,188	$1,175	$1,175	$1,178	$1,182

ASSET QUALITY
Allowance for credit losses, (millions)	$127	$124	$119	$113	$106
Net charge-offs, (millions)	(17)	(10)	(5)	(2)	(4)
Net charge-offs (QTD annualized)/average loans	0.80%	0.51%	0.26%	0.12%	0.23%
Provision expense/(income), (millions)	$10	$7	$-	$(4)	$(3)
Non-performing assets, (millions)	67	58	49	39	37
Non-performing loans/total loans	0.80%	0.73%	0.66%	0.54%	0.52%
Allowance for credit losses/non-performing loans	196	222	250	304	300
Allowance for credit losses/total loans	1.58	1.62	1.65	1.65	1.55

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	13.8%	14.2%	14.3%	15.3%	15.0%
Tier 1 capital leverage ratio(6)	9.4	9.5	9.5	9.9	10.5
Tangible common shareholders' equity/tangible assets(2)	9.0	9.0	9.3	9.7	10.0

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.07%, 0.05%, 0.08%, 0.06%, 0.05%.
(6)	Presented as projected for December 31, 2021 and actual for the remaining periods.

F-1

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	December 31,	September 30,	December 31,
(in thousands)	2020	2021	2021
Assets
Cash and due from banks	$91,219	$153,185	$109,350
Short-term investments	1,466,656	1,971,345	1,518,457
Total cash and short-term investments	1,557,875	2,124,530	1,627,807

Trading security	9,708	8,574	8,354
Marketable equity securities, at fair value	18,513	15,601	15,453
Securities available for sale, at fair value	1,695,232	1,643,965	1,877,585
Securities held to maturity, at amortized cost	465,091	651,863	636,503
Federal Home Loan Bank stock and other restricted securities	34,873	12,041	10,800
Total securities	2,223,417	2,332,044	2,548,695
Less: Allowance for credit losses on investment securities	(104)	(125)	(105)
Net securities	2,223,313	2,331,919	2,548,590

Loans held for sale	17,748	5,176	6,110

Total loans	8,081,519	6,836,235	6,825,847
Less: Allowance for credit losses on loans	(127,302)	(112,916)	(106,094)
Net loans	7,954,217	6,723,319	6,719,753

Premises and equipment, net	112,663	99,233	94,383
Other real estate owned	149	-	-
Goodwill and other intangible assets	34,819	30,907	29,619
Other assets	619,925	527,049	524,074
Assets held for sale (1)	317,304	3,743	4,577
Total assets	$12,838,013	$11,845,876	$11,554,913

Liabilities and shareholders' equity
Demand deposits	$2,484,249	$3,022,821	$3,008,461
NOW and other deposits	1,003,005	1,982,089	976,401
Money market deposits	3,371,353	2,438,832	3,293,526
Savings deposits	972,116	1,095,959	1,111,625
Time deposits	2,385,085	1,825,714	1,678,940
Total deposits	10,215,808	10,365,415	10,068,953

Senior borrowings	474,357	13,369	13,331
Subordinated borrowings	97,280	97,454	97,513
Total borrowings	571,637	110,823	110,844

Other liabilities	232,730	191,563	192,681
Liabilities held for sale (1)	630,065	-	-
Total liabilities	11,650,240	10,667,801	10,372,478

Preferred shareholders' equity	-	-	-
Common shareholders' equity	1,187,773	1,178,075	1,182,435
Total shareholders' equity	1,187,773	1,178,075	1,182,435
Total liabilities and shareholders' equity	$12,838,013	$11,845,876	$11,554,913

(1)	For December 31, 2020, balance includes loans and deposits from branch sales in the Mid-Atlantic region.

F-2

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	September 30, 2021 Balance	December 31, 2021 Balance	Quarter ended December 31, 2021	Year to Date
Total commercial real estate	$3,647	$3,565	$3,598	1%	(1)%
Commercial and industrial loans	1,326	1,254	1,300	4	(2)
Paycheck Protection Program (PPP) Loans	633	46	30	(35)	(95)
Total commercial loans	5,606	4,865	4,928	1	(12)

Total residential mortgages	1,813	1,443	1,392	(4)	(23)

Home equity	295	264	253	(4)	(14)
Auto and other	368	264	253	(4)	(31)
Total consumer loans	663	528	506	(4)	(24)
Total loans	$8,082	$6,836	$6,826	0%	(16)%

 DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	September 30, 2021 Balance	December 31, 2021 Balance	Quarter ended December 31, 2021	Year to Date
Non-interest bearing	$2,484	$3,023	$3,008	0%	21%
NOW and other	1,003	1,982	976	(51)	(3)
Money market	3,372	2,439	3,294	35	(2)
Savings	972	1,096	1,112	1	14
Time deposits	2,385	1,825	1,679	(8)	(30)
Total deposits (1)	$10,216	$10,365	$10,069	(3)%	(1)%

(1)	Included in total deposits are brokered deposits of $228.1 million, $317.1 million and $610.6 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.

F-3

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-4)

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Interest income	$75,860	$92,131	$329,065	$409,782
Interest expense	6,548	16,422	37,899	93,000
Net interest income from continuing operations, not FTE	69,312	75,709	291,166	316,782
Non-interest income from continuing operations
Deposit related fees	7,522	7,523	29,813	27,905
Loan fees and revenue	9,098	4,833	35,060	16,840
Insurance commissions and fees	-	2,319	7,003	10,770
Wealth management fees	2,586	2,359	10,530	9,285
Mortgage banking originations	259	543	2,056	5,190
Other	993	2,105	6,631	2,597
Total non-interest income excluding gains/(losses)	20,458	19,682	91,093	72,587
Securities (losses)/gains, net	(106)	2,405	(787)	(7,520)
Gain on sale of business operations and assets, net	1,057	1,240	52,942	1,240
Total non-interest income	21,409	23,327	143,248	66,307
Total net revenue from continuing operations	90,721	99,036	434,414	383,089
Total net revenue from continuing operations excluding (losses)/gains	89,770	95,391	382,259	389,369

Provision (benefit) for credit losses	(3,000)	10,000	(500)	75,878
Non-interest expense from continuing operations
Compensation and benefits	37,816	36,719	150,589	147,840
Occupancy and equipment	9,738	10,948	41,782	43,359
Technology and communications	8,599	7,988	33,803	32,364
Professional services	2,365	4,055	15,860	11,907
Other expenses	10,025	11,563	38,078	45,168
Merger, restructuring and other non-operating expenses	864	523	5,781	559,601
Total non-interest expense	69,407	71,796	285,893	840,239
Total non-interest expense excluding merger, restructuring and other	68,543	71,273	280,112	280,638

Income/(loss) from continuing operations before income taxes	$24,314	$17,240	$149,021	$(533,028)
Income tax expense/(benefit)	4,066	(1,659)	30,357	(19,853)
Net income/(loss) from continuing operations	$20,248	$18,899	$118,664	$(513,175)

(Loss) from discontinued operations before income taxes	$-	$(5,114)	$-	$(26,855)
Income tax (benefit)	-	(1,224)	-	(7,013)
Net (loss) from discontinued operations	$-	$(3,890)	$-	$(19,842)

Net income/(loss)	$20,248	$15,009	$118,664	$(533,017)
Preferred stock dividend	-	-	-	313
Income/(loss) available to common shareholders	$20,248	$15,009	$118,664	$(533,330)

Basic earnings/(loss) per common share:
Continuing Operations	$0.42	$0.38	$2.41	$(10.21)
Discontinued Operations	-	(0.08)	-	(0.39)
Total	$0.42	$0.30	$2.41	$(10.60)

Diluted earnings/(loss) per common share:
Continuing Operations	$0.42	$0.38	$2.39	$(10.21)
Discontinued Operations	-	(0.08)	-	(0.39)
Total	$0.42	$0.30	$2.39	$(10.60)

Weighted average shares outstanding:
Basic	47,958	50,308	49,240	50,270
Diluted	48,340	50,355	49,554	50,270

F-4

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands, except per share data)	2020	2021	2021	2021	2021
Interest income	$92,131	$88,153	$85,364	$79,688	$75,860
Interest expense	16,422	13,060	9,971	8,320	6,548
Net interest income from continuing operations, not FTE	75,709	75,093	75,393	71,368	69,312
Non-interest income from continuing operations
Deposit related fees	7,523	7,126	7,508	7,657	7,522
Loan fees and revenue	4,833	10,246	7,431	8,285	9,098
Insurance commissions and fees	2,319	3,130	2,292	1,581	-
Wealth management fees	2,359	2,772	2,519	2,653	2,586
Mortgage banking originations	543	802	534	461	259
Other	2,105	2,148	2,211	1,279	993
Total non-interest income excluding (losses)/gains	19,682	26,224	22,495	21,916	20,458
Securities (losses)/gains, net	2,405	(31)	(484)	(166)	(106)
Gain on sale of business operations and assets, net	1,240	-	-	51,885	1,057
Total non-interest income	23,327	26,193	22,011	73,635	21,409
Total net revenue from continuing operations	99,036	101,286	97,404	145,003	90,721
Total net revenue from continuing operations excluding (losses)/gains	95,391	101,317	97,888	93,284	89,770

Provision (benefit) for credit losses	10,000	6,500	-	(4,000)	(3,000)
Non-interest expense from continuing operations
Compensation and benefits	36,719	38,735	36,970	37,068	37,816
Occupancy and equipment	10,948	11,024	10,599	10,421	9,738
Technology and communications	7,988	8,593	8,214	8,397	8,599
Professional services	4,055	6,614	3,701	3,180	2,365
Other expenses	11,563	9,702	9,382	8,969	10,025
Merger, restructuring and other non-operating expenses	523	3,486	6	1,425	864
Total non-interest expense	71,796	78,154	68,872	69,460	69,407
Total non-interest expense excluding merger, restructuring and other	71,273	74,668	68,866	68,035	68,543

Income from continuing operations before income taxes	$17,240	$16,632	$28,532	$79,543	$24,314
Income tax expense/(benefit)	(1,659)	3,601	6,896	15,794	4,066
Net income from continuing operations	$18,899	$13,031	$21,636	$63,749	$20,248

(Loss) from discontinued operations before income taxes	$(5,114)	$-	$-	$-	$-
Income tax (benefit)	(1,224)	-	-	-	-
Net (loss) from discontinued operations	$(3,890)	$-	$-	$-	$-

Net income	$15,009	$13,031	$21,636	$63,749	$20,248
Preferred stock dividend	-	-	-	-	-
Income available to common shareholders	$15,009	$13,031	$21,636	$63,749	$20,248

Diluted earnings/(loss) per common share:
Continuing Operations	$0.38	$0.26	$0.43	$1.31	$0.42
Discontinued Operations	(0.08)	-	-	-	-
Total	$0.30	$0.26	$0.43	$1.31	$0.42

Weighted average shares outstanding:
Basic	50,308	50,330	50,321	48,395	47,958
Diluted	50,355	50,565	50,608	48,744	48,340

F-5

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	Quarters Ended

	Dec. 31, 2020		March 31, 2021		June 30, 2021		Sept. 30, 2021		Dec. 31, 2021
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	3,843	3.34%	3,630	3.27%	3,625	3.46%	3,577	3.40%	3,569	3.49%
Commercial and industrial loans	2,056	4.05	1,865	4.62	1,605	4.74	1,370	4.78	1,278	4.37
Residential mortgages	1,971	3.78	1,740	3.71	1,604	3.79	1,499	3.65	1,403	3.82
Consumer loans	726	3.41	634	3.79	582	3.80	545	3.95	516	3.96
Total loans (1)	8,596	3.62	7,869	3.73	7,416	3.84	6,991	3.77	6,766	3.76
Securities (2)	1,968	2.69	2,195	2.36	2,259	2.17	2,312	2.09	2,367	2.04
Short-term investments and loans held for sale	977	0.14	1,351	0.13	1,750	0.10	1,762	0.17	1,609	0.17
Mid-Atlantic region loans held for sale	101	4.27	295	4.09	269	3.96	155	3.82	-	-
Total earning assets (3)	11,642	3.17	11,710	3.07	11,694	2.96	11,220	2.86	10,742	2.84
Goodwill and other intangible assets	40		34		33		31		30
Other assets	752		724		690		674		655
Assets from discontinued operations	12		-		-		-		-
Total assets	12,446		12,468		12,417		11,925		11,427

Liabilities and shareholders' equity
NOW and other	1,279	0.17%	1,325	0.15%	1,389	0.07%	1,316	0.05%	1,331	0.05%
Money market	2,756	0.32	2,802	0.27	2,751	0.18	2,716	0.16	2,731	0.16
Savings	967	0.08	1,003	0.08	1,054	0.05	1,112	0.04	1,100	0.04
Time	2,629	1.35	2,266	1.12	2,013	0.94	1,893	0.86	1,750	0.80
Total interest-bearing deposits	7,631	0.62	7,396	0.48	7,207	0.35	7,037	0.31	6,912	0.28
Borrowings	658	2.50	500	2.78	381	3.12	253	3.89	111	5.68
Mid-Atlantic region interest-bearing deposits	180	0.80	518	0.60	517	0.51	306	0.51	-	-
Total interest-bearing liabilities	8,469	0.77	8,414	0.63	8,105	0.49	7,596	0.43	7,023	0.37
Non-interest-bearing demand deposits	2,542		2,537		2,787		2,901		3,038
Other liabilities (4)	279		358		351		279		185
Liabilities from discontinued operations	6		-		-		-		-
Total liabilities	11,296		11,309		11,243		10,776		10,246

Preferred shareholders' equity	7		-		-		-		-
Common shareholders' equity	1,143		1,159		1,174		1,149		1,181
Total shareholders' equity	1,150		1,159		1,174		1,149		1,181
Total liabilities and shareholders' equity	12,446		12,468		12,417		11,925		11,427

Net interest spread		2.40%		2.44%		2.47%		2.43%		2.47%
Net interest margin, FTE (5)		2.61		2.62		2.62		2.56		2.60
Cost of funds		0.60		0.48		0.36		0.31		0.26
Cost of deposits		0.47		0.36		0.25		0.22		0.19

Supplementary data
Net Interest Income, not FTE	76		75		75		71		69
Fully taxable equivalent income adjustment	1		1		2		2		2
Net Interest Income, FTE	77		77		77		73		71

Average PPP loans	685		546		321		90		37
Average loans excluding PPP loans	7,911		7,323		7,095		6,901		6,729
Total PPP loans, end of period	633		444		173		46		30
Total loans excluding PPP loans, end of period	7,448		7,215		7,059		6,790		6,796
PPP interest income	6		7		5		2		0

Total average non-maturity deposits	7,544		7,666		7,981		8,045		8,200
Total average deposits	10,173		9,932		9,994		9,938		9,950

Purchased loan accretion	2		1		2		2		2
Total average tangible equity (6)	1,110		1,125		1,141		1,118		1,151

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4)	Includes the Mid-Atlantic region non-interesting bearing deposits. As of December 31, 2021 there were no Mid-Atlantic region average non-interest bearing deposits. As of December 31, 2020, the Mid-Atlantic region average non-interest bearing deposits were $37 million, respectively.
(5)	The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: ( 0.05%, 0.11%, 0.11%, 0.05%, 0.00%.) This calculation excludes gross interest income on PPP loans and average PPP loan balances.
(6)	See page F-9 for details on the calculation of total average tangible equity.

F-6

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	At or for the Quarters Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands)	2020	2021	2021	2021	2021
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$35,581	$28,325	$22,799	$14,845	$13,954
Commercial and industrial loans	12,921	9,371	9,427	7,140	6,747
Residential mortgages	8,347	10,674	9,238	9,763	9,825
Consumer loans	8,099	7,447	6,141	5,399	4,800
Total non-accruing loans	64,948	55,817	47,605	37,147	35,326
Other real estate owned	149	149	85	-	-
Repossessed assets	1,932	1,701	1,666	1,664	1,736
Total non-performing assets	$67,029	$57,667	$49,356	$38,811	$37,062

Total non-accruing loans/total loans	0.80%	0.73%	0.66%	0.54%	0.52%
Total non-accruing loans/total loans excluding PPP loans	0.87%	0.77%	0.67%	0.55%	0.52%
Total non-performing assets/total assets	0.52%	0.45%	0.40%	0.33%	0.32%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$134,414	$127,302	$123,800	$119,044	$112,916
Charged-off loans	(18,314)	(11,460)	(7,248)	(4,334)	(7,976)
Recoveries on charged-off loans	1,209	1,465	2,492	2,206	4,154
Net loans charged-off	(17,105)	(9,995)	(4,756)	(2,128)	(3,822)
Provision (benefit) for loan credit losses	9,993	6,493	-	(4,000)	(3,000)
Balance at end of period	$127,302	$123,800	$119,044	$112,916	$106,094

Allowance for credit losses/total loans	1.58%	1.62%	1.65%	1.65%	1.55%
Allowance for credit losses/total loans excluding PPP loans	1.71%	1.72%	1.69%	1.66%	1.56%
Allowance for credit losses/non-accruing loans	196%	222%	250%	304%	300%

NET LOAN CHARGE-OFFS
Commercial real estate	$(11,862)	$(6,959)	$(2,325)	$(1,391)	$(2,208)
Commercial and industrial loans	(5,089)	(2,662)	(2,331)	110	(1,649)
Residential mortgages	250	80	176	(677)	(2)
Home equity	141	(42)	(136)	106	106
Auto and other consumer	(545)	(412)	(140)	(276)	(69)
Total, net	$(17,105)	$(9,995)	$(4,756)	$(2,128)	$(3,822)

Net charge-offs (QTD annualized)/average loans	0.80%	0.51%	0.26%	0.12%	0.23%
Net charge-offs (YTD annualized)/average loans	0.41%	0.51%	0.39%	0.30%	0.29%

F-7

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	At or for the Quarters Ended
	December 31, 2020		March 31, 2021		June 30, 2021		September 30, 2021		December 31, 2021
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$16,310	0.20%	$28,565	0.37%	$15,483	0.22%	$18,365	0.27%	$39,863	0.58%
90+ Days delinquent and still accruing	11,450	0.14%	6,124	0.08%	3,129	0.04%	3,803	0.06%	3,270	0.05%
Total accruing delinquent loans	27,760	0.34%	34,689	0.45%	18,612	0.26%	22,168	0.33%	43,133	0.63%
Non-accruing loans	64,948	0.80%	55,817	0.73%	47,605	0.66%	37,147	0.54%	35,326	0.52%
Total delinquent and non-accruing loans	$92,708	1.14%	$90,506	1.18%	$66,217	0.92%	$59,315	0.87%	$78,459	1.15%

F-8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

	At or for the Quarters Ended
		Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
(in thousands)		2020	2021	2021	2021	2021
Total revenue from continuing operations	(A)	$99,036	$101,286	$97,404	$145,003	$90,721
Adj: Net securities losses/(gains) (1)		(2,405)	31	484	166	106
Adj: Net (gains) on sale of business operations and assets		(1,240)	-	-	(51,885)	(1,057)
Total adjusted revenue (2)	(B)	$95,391	$101,317	$97,888	$93,284	$89,770

Total non-interest expense from continuing operations	(C)	$71,796	$78,154	$68,872	$69,460	$69,407
Less: Merger, restructuring and other expense		(523)	(3,486)	(6)	(1,425)	(864)
Adjusted non-interest expense (2)	(D)	$71,273	$74,668	$68,866	$68,035	$68,543

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$27,240	$23,132	$28,532	$75,543	$21,314
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	24,118	26,649	29,022	25,249	21,227

Net income		$15,009	$13,031	$21,636	$63,749	$20,248
Adj: Net securities losses/(gains) (1)		(2,405)	31	484	166	106
Adj: Net (gains) on sale of business operations and assets		(1,240)	-	-	(51,885)	(1,057)
Adj: Restructuring expense and other expense		523	3,486	6	1,425	864
Adj: Loss from discontinued operations before income taxes		5,114	-	-	-	-
Adj: Income taxes benefit/(expense)		(2,939)	(533)	(22)	12,240	11
Total adjusted income (2)	(E)	$14,062	$16,015	$22,104	$25,695	$20,172

(in millions, except per share data)
Total average assets	(F)	$12,446	$12,468	$12,417	$11,925	$11,427
Total average shareholders' equity	(G)	1,150	1,159	1,174	1,149	1,181
Total average tangible shareholders' equity (2)(3)	(H)	1,110	1,125	1,141	1,118	1,151
Total average tangible common shareholders' equity (2)(3)	(I)	1,103	1,125	1,141	1,118	1,151
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,153	1,142	1,143	1,147	1,153
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,153	1,142	1,143	1,147	1,153
Total tangible assets, period-end (2)(3)	(L)	12,803	12,724	12,241	11,815	11,525

Total common shares outstanding, period-end (thousands)	(M)	50,833	50,988	50,453	48,657	48,667
Average diluted shares outstanding (thousands)	(N)	50,355	50,565	50,608	48,744	48,340

GAAP earnings per common share, diluted (2)		$0.30	$0.26	$0.43	$1.31	$0.42
Adjusted earnings per common share, diluted (2)	(E/N)	0.28	0.32	0.44	0.53	0.42
Tangible book value per common share, period-end (2)	(K/M)	22.68	22.39	22.66	23.58	23.69
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.01	8.98	9.34	9.71	10.00

Performance ratios (4)
GAAP return on equity		5.22%	4.50%	7.37%	22.18%	6.86
Adjusted return on equity (2)	(E/G)	4.89	5.53	7.53	8.94	6.83
Return on tangible common equity (2)(5)		5.85	4.98	7.92	23.14	7.37
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	5.50	6.04	8.08	9.53	7.34
GAAP return on assets		0.48	0.42	0.70	2.14	0.71
Adjusted return on assets (2)		0.45	0.51	0.71	0.86	0.71
PPNR from continuing operations/assets (2)		0.88	0.74	0.92	2.53	0.75
Adjusted PPNR/assets (2)		0.78	0.85	0.93	0.85	0.74
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	71.03	71.32	67.82	68.76	71.98
Net interest margin, FTE		2.61	2.62	2.62	2.56	2.60

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$1,334	$41	$79	$2,195	$2,057
Non-interest income charge on tax-credit investments (8)	(P)	(971)	(33)	(175)	(1,789)	(1,448)
Net income on tax-credit investments	(O+P)	363	9	(96)	406	609

Intangible amortization	(Q)	$1,513	$1,319	$1,297	$1,296	$1,288
Fully taxable equivalent income adjustment	(R)	1,485	1,494	1,660	1,586	1,604

(1)	Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-9

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		Years Ended
		Dec. 31,	Dec. 31,
(in thousands)		2020	2021
Total revenue from continuing operations	(A)	$383,089	$434,414
Adj: Net securities losses (1)		7,520	787
Adj: Net (gains) on sale of business operations and assets		(1,240)	(52,942)
Total adjusted revenue (2)	(B)	$389,369	$382,259

Total non-interest expense from continuing operations	(C)	$840,239	$285,893
Less: Merger, restructuring and other expense		(5,839)	(5,781)
Less: Goodwill impairment		(553,762)	-
Adjusted non-interest expense (2)	(D)	$280,638	$280,112

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$(457,150)	$148,521
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	108,731	102,147

Net income/(loss)		$(533,017)	$118,664
Adj: Net securities losses (1)		7,520	787
Adj: Goodwill impairment		553,762	-
Adj: Net (gains) on sale of business operations and assets		(1,240)	(52,942)
Adj: Restructuring expense and other expense		5,839	5,781
Adj: Loss from discontinued operations before income taxes		26,855	-
Adj: Income taxes benefit/(expense)		(29,342)	11,696
Total adjusted income/(loss) (2)	(E)	$30,377	$83,986

(in millions, except per share data)
Total average assets	(F)	$12,861	$12,056
Total average shareholders' equity	(G)	1,421	1,166
Total average tangible shareholders' equity (2)(3)	(H)	1,105	1,134
Total average tangible common shareholders' equity (2)(3)	(I)	1,088	1,134
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,153	1,153
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,153	1,153
Total tangible assets, period-end (2)(3)	(L)	12,803	11,525

Total common shares outstanding, period-end (thousands)	(M)	50,833	48,667
Average diluted shares outstanding (thousands)	(N)	50,308	49,554

GAAP earnings/(loss) per common share, diluted (2)		$(10.60)	$2.39
Adjusted earnings per common share, diluted (2)	(E/N)	0.60	1.69
Tangible book value per common share, period-end (2)	(K/M)	22.68	23.69
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	9.01	10.00

Performance ratios (4)
GAAP return on equity		(37.46)%	10.18%
Adjusted return on equity (2)	(E/G)	2.14	7.20
Return on tangible common equity (2)(5)		(48.60)	10.80
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	3.18	7.74
GAAP return on assets		(4.15)	0.98
Adjusted return on assets (2)		0.24	0.70
PPNR from continuing operations/assets (2)		(3.55)	1.23
Adjusted PPNR/assets (2)		0.85	0.85
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	68.53	69.96
Net interest margin, FTE		2.72	2.60

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$4,699	$4,372
Non-interest income charge on tax-credit investments (8)	(P)	(3,645)	(3,445)
Net income on tax-credit investments	(O+P)	1,054	928

Intangible amortization	(Q)	$6,181	$5,200
Fully taxable equivalent income adjustment	(R)	6,402	6,344

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

F-10